USELL.COM, INC.

33 East 33rd Street, Suite 1101

New York, New York 10016

October 31, 2013

Re: Commissions

Dear Scott:

This letter agreement documents our understanding regarding the services DIGITAL CONNECT SOLUTIONS, INC. (“you” or “DCT”) will be providing usell.com, Inc. (the “Company” or “usell”) and the commissions DCT will receive in consideration for those services. In consideration for locating websites which generate traffic to the Company’s website(s), DCT will receive commissions in the amount of 25% of the “Gross Profit” (i.e, revenue less cost to obtain the traffic) generated by usell from cost per acquisition (“CPA”) leads (“Monthly CPA Commission”). By way of example, if the Company generates revenue of $50,000 from CPA leads and pays affiliate websites a total of $35,000 in a month, the Company’s Gross Profit will be $15,000 for that month and you will receive as a Monthly CPA Commission $3,750 ($15,000 times 25%). Additionally, you will earn a commission equal to 25% of Gross Profit from all non-CPA sales (i.e., white label sales, PPC, CPM, Cross sell/Upsale, or other measurable marketing payment models) generated by usell by your direct selling efforts (“Monthly Non-CPA Commission” and together with Monthly CPA Commission, the “Monthly Commissions”). You will only receive the Monthly Commissions while providing services to the Company. Commissions will be paid by the 20th of the next month after the Gross Profit is generated.

Either you or the Company may terminate this Agreement with 30 days written notice. If the Company terminates you at any time without cause, the Company agrees to pay you a Monthly Residual Payment for twelve (12) months. The Monthly Residual Payment shall mean (i) 25% of the current monthly Gross Profit generated by usell from the CPAs you managed during your employment in excess of $10,000 Gross Profit (the “Gross Floor”) per month plus (ii) 25% of the current monthly Gross Profit from all non-CPA sales generated by usell from your leads you managed prior to your termination, provided, however, such amount shall not exceed the average of the prior 3 months of Monthly Commissions (calculated using the Gross Floor) paid to you before your termination. By way of example, if the Company generates current monthly revenue of $50,000 from CPA leads you managed during your employment, pays affiliate websites a total of $35,000 for that current month, generates current monthly Gross Profit of $0 from non-CPAs sales generated by usell from your leads you managed during your employment, and your Monthly Commissions (calculated using the Gross Floor) for the 3 months prior to your termination were $1,250; $1,000 and $1,125, your Monthly Residual Payment would be $1,125. If the Company generates current monthly revenue of $45,000 from CPA leads you managed during your employment, pays affiliate websites a total of $35,000 for that current month, generates current monthly Gross Profit of $3,000 from all non-CPAs sales generated by usell from your leads you managed during your employment, and your Monthly Commissions (calculated using the Gross Floor) for the 3 months prior to your termination are the same as the above example, your Monthly Residual Payment would be $750. However, if the Company terminates you for Cause, such termination by the Company shall be effective immediately upon written notice to you and you shall receive no further payments of commission, including but not limited to the Monthly Residual Payment. “Cause” shall mean (a) the failure by you to perform your duties as reasonably requested by the Company ten (10) days after you have been notified by the Company in writing of such failure, (b) gross negligence or willful misconduct by you in the performance of your duties, and (c) the commission by you of an act or fraud or embezzlement against the Company or the conviction of any felony or act involving moral turpitude.

If you agree to the foregoing, please sign below.

Sincerely,

/s/ Nikhil Raman
Nikhil Raman, Chief Operating Officer

DIGITAL CONNECT SOLUTIONS, INC.

/s/ Scott Frohman
By: Scott Frohman, an Authorized Representative